Exhibit 10.6

RESTRICTED STOCK UNIT AWARD NOTICE

Restricted Stock Unit Award Notice under the UAL Corporation 2008 Incentive Compensation Plan, dated as of «Month» «Day», «Year», between UAL Corporation, a Delaware corporation (the “Company”), and «First» «Last».

This Restricted Stock Unit Award Notice (the “Award Notice”) sets forth the terms and conditions of an award of «RSUs» restricted stock units (the “Award”) that are subject to the terms and conditions specified herein (“RSUs”) and that are granted to you under the UAL Corporation 2008 Incentive Compensation Plan (the “Plan”).  This award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Agreement, a share of the Company’s Common Stock, $0.01 par value (a “Share”), for each RSU as set forth in Section 3 below.

SECTION 1.  The Plan.  This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice.  In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.

SECTION 2.  Definitions.  Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan.  As used in this Award Notice, the following terms have the meanings set forth below:

“Cause” shall have the meaning set forth in the UAL Corporation Executive Severance Plan, or any successor plan thereto, as in effect from time to time.

“Vesting Date” means the date on which you become entitled to delivery of Shares in settlement of the RSUs subject to this Award Notice, as provided in Section 3(a) of this Award Notice.

SECTION 3.  Vesting and Delivery.  (a)  Vesting.  On each Vesting Date set forth below, you shall become entitled to delivery of Shares in settlement of the number of RSUs that corresponds to such Vesting Date, as specified in the chart below, provided that you must be actively employed by the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion, provided further that, in the event of your Termination of Employment by reason of death or Disability, you shall immediately become entitled to settlement of all outstanding RSUs.

Scheduled Vesting Date	Percentage That Vests	Number of RSUs That Vest	Aggregate Number of RSUs Vested

«Vesting_Date_1»

«Vesting_Date_2»

«Vesting_Date_3»

«Vesting_Date_4»

(b)  Delivery of Shares.  On each Vesting Date, the Company shall deliver to you one Share for each RSU that is scheduled to be settled on such date in accordance with the terms of this Award Notice.

SECTION 4.  Forfeiture of RSUs.  Unless the Committee determines otherwise, and except as otherwise provided in Section 3 of this Award Notice, Section 8 of the Plan regarding Change of Control or Section 9(a) of the Plan regarding Termination of Employment as a result of death or Disability, if the Vesting Date with respect to any RSUs awarded to you pursuant to this Award Notice has not occurred prior to the date of your Termination of Employment, your rights with respect to such RSUs shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5.  Voting Rights; Dividend Equivalents.  Prior to the date on which Shares are delivered to you in settlement of RSUs pursuant to this Award Notice, you shall not be entitled to exercise any voting rights with respect to the Shares underlying such RSUs.  Notwithstanding the foregoing, in the event that, during the period in which any RSUs are outstanding, a dividend is declared with respect to Shares (whether payable in cash or in Shares), then within 30 days following the date that such dividend is declared, you shall be paid an amount in cash equal to (i) in the case of a dividend that was paid in cash, the product of the per Share amount of such cash dividend multiplied by the number of then outstanding RSUs, and (ii) in the case of a dividend that was paid in Shares, the Fair Market Value of the Shares that you would have received if the then outstanding RSUs had been Shares.

SECTION 6.  Non-Transferability of RSUs.  Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, prior to the date that they become vested, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 7.  Withholding, Consents and Legends.  (a)  Withholding.  The delivery of Shares pursuant to Section 3(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 10(d) of the Plan.  You may satisfy, in whole or in part, the foregoing withholding liability by having the Company withhold from the number of Shares you would be entitled to receive upon vesting of the RSUs, a number of Shares having a Fair Market Value equal to such withholding tax liability.  In the absence of any instruction from you or the Company, the default method of satisfying withholding liability will be that the Company will withhold from the number of Shares otherwise deliverable to you pursuant to Section 3(b) a number of Shares having a Fair Market Value equal to such withholding liability; provided that the Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to you) to satisfy all obligations for the payment of such taxes.

(b)  Consents.  Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c)  Legends.  The Company may affix to certificates for Shares issued pursuant to this Award Notice any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws).  The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8.  Successors and Assigns of the Company.  The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9.  Committee Discretion.  The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 10.  Amendment of this Award Notice.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

IN WITNESS WHEREOF, the Company has duly executed this Award Notice as of the date first written above.

UAL CORPORATION

by

Name: Glenn F. Tilton
Title: Chairman, President & CEO